RESIGNATION  AND CONSULTING AGREEMENT




     This Resignation and Consulting Agreement (the "Agreement") is made and entered into by and between Champion Enterprises, Inc., a Michigan corporation with its principal place of business at 2701 University Drive, Suite 320, Auburn Hills, Michigan 48326 (the "Corporation") and James W. Gurch, an individual residing at 5859 Murfield Drive, Rochester Hills, Michigan 48306 ("Gurch").


     WITNESSETH:

     WHEREAS, Gurch has been employed since July 6, 1992 as Vice
President of the Corporation and as President of Champion Home
Builders Co., a wholly owned subsidiary of the Corporation;

     WHEREAS, for health related reasons Gurch is desirous of resigning his offices with the Corporation effective this date and his employment with the Corporation effective July 15, 1995;

     WHEREAS, it is in the best interests of the Corporation and Gurch for his employment to be continued until July 15, 1995;
and

     WHEREAS, the Corporation is desirous of retaining Gurch's services as a consultant after July 15, 1995.

     NOW, THEREFORE, the Corporation and Gurch agree as follows:

     1.    SERVICES.   Gurch shall continue his employment with the
Corporation and shall serve as an administrative assistant to the President and Chief Executive Officer of the Corporation until July 15, 1995, on which date he shall resign his employment with the Corporation; afterwhich, Gurch shall become and shall serve as an outside consultant to the Corporation until December 31, 1996.

     In his capacity as consultant, Gurch shall perform consulting services on behalf of the Corporation, as such services shall be mutually agreed upon in writing by Gurch and the President of the Corporation from time to time during the term of this Agreement. Gurch hereby agrees to devote sufficient time and attention to and use his best efforts to provide such services, but shall not be precluded from pursuing other business activities outside the manufactured housing industry.


     2.    RELATIONSHIP BETWEEN THE PARTIES WHILE GURCH IS ACTING
AS A CONSULTANT.       During the consulting term, this Agreement
does not in any way create the relationship of joint venture, partnership, legal representative, franchisor and franchisee, employer and employee or principal and agent between the Corporation and Gurch. Gurch shall not have any right to bind, transact any business in the Corporation's name or in its behalf in any manner or form, or to make any promises, representations or warranties on behalf of the Corporation. Gurch shall not act or attempt to act or represent himself directly or by implication as an employee or agent for the Corporation or in any manner assume or create or attempt to assume or create any obligation on behalf of or in the name of the Corporation.
Gurch shall represent himself only as an independent contractor. The Corporation by this Agreement does not appoint Gurch to act in any capacity other than that described herein nor does this Agreement define or control the rights and obligations of the parties when Gurch acts in any capacity other than that described herein.

     3.    COMPENSATION.

     (a) BONUS. Gurch shall receive a 1995 bonus incentive payment amounting to the product of the Champion Home Builders Co. Fiscal 1995 profit multiplied by a factor of .00834 of which amount $150,000, if earned, shall be paid on October 1, 1995 and the remainder, if earned, shall be paid after the final close in February, 1996, but no later than March 15, 1996.

     (b) SALARY. From this date and until July 15, 1995, Gurch shall be paid a pro rata share of his prior base salary of $200,000 per year on a monthly basis.

     (c) CONSULTING FEE. After July 15, 1995 and until December 31, 1996, Gurch shall be compensated as a consultant at the rate of $500.00 per day for any consulting services which may be mutually agreed upon pursuant to Paragraph 1.

     (d) INSURANCE COVERAGE. Gurch's medical, dental and life insurance shall be continued by the Corporation until July 31, 1995, afterwhich Gurch may elect to exercise his COBRA continuation rights as to medical and dental insurance (per the attached letter).

     (e) OPTIONS. This Agreement shall not affect Gurch's rights under certain option agreements, including the right to exercise nonqualified stock options during the period of July 6, 1995 to August 15, 1995 for 25,000 shares of the Corporation's common stock. The Corporation agrees to effect a registration of such shares with the Securities and Exchange Commission pursuant to a Form S-8 Registration Statement prior to July 6, 1995.

     4.    EXPENSES.   Champion shall reimburse Gurch his
reasonable, ordinary and necessary business expenses incurred while performing services contemplated by this Agreement. Such expenses must receive the prior approval of the President to qualify for reimbursement.

     5. TERM. Subject to the provisions of Paragraph 6 hereof, this Agreement shall continue in full force and effect for the term ending on December 31, 1996.

     6.    TERMINATION.    This Agreement may be cancelled and
terminated as provided below:

     a) This Agreement may be cancelled and terminated upon the written consent of the parties hereto.

     b) This Agreement may be cancelled or terminated by the Corporation immediately upon written notice upon the occurrence of any one or more of the events constituting default hereunder:
(i) any material failure of Gurch to perform or comply with any term or condition of the Agreement or any other agreement hereafter entered into between the Corporation and Gurch; (ii) any act or omission of Gurch tending in the Corporation's opinion to adversely affect the good name, goodwill or reputation of the Corporation, its subsidiaries, products or services; (iii) employment of Gurch by a competitor of Champion during the term hereof.

     7.    RECORDS.    Any records or documents prepared by or
acquired by Gurch during his employment shall be returned to the Corporation no later than July 15, 1995. Any records or documents prepared by or acquired by Gurch while acting as a consultant to the Corporation shall be returned to the Corporation upon termination of this Agreement or earlier upon the request of the President.

     8.    MODIFICATION.         This Agreement may not be modified
unless such modification is made in writing and is executed by all parties to this Agreement.

     9.    ASSIGNMENT.     This Agreement may not be assigned by
either party hereto.

     10.CHOICE OF LAW.     This Agreement shall be construed in
accordance with the laws of the State of Michigan.



     IN WITNESS WHEREOF, this Agreement has been signed and delivered by the parties hereto as of the 14th day of April, 1995.


                                 By:
                                         James W. Gurch





                                 CHAMPION ENTERPRISES, INC.


                                 By:
                                         Walter R. Young, Jr.
                                 Its:    Chairman of the Board of
                                           Directors, President and
                                           Chief Executive Officer